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                           ARTICLES OF INCORPORATION
                                       OF
                         SJS ENTERTAINMENT CORPORATION



                  The undersigned, being a natural person of the age of 18 years or older, does hereby act as incorporator for the purpose of incorporating a business corporation under the Business Corporation Law of 1988.

                  FIRST: The name of the corporation (hereinafter called the "corporation") is SJS Entertainment Corporation.

                  SECOND: The address of initial registered office of the corporation in the Commonwealth of Pennsylvania is c/o SJS Entertainment Corporation, RR #1 Box 29J, Henryville, Pennsylvania 18332.

                  THIRD: The corporation is incorporated under the Business Corporation Law of 1988.

                  FOURTH: The aggregate number of shares that the corporation shall have authority to issue is 1,000, all of which are without par value, and all of which are Common shares.

                  FIFTH: The name and address, including street and number, of the incorporator are:

NAME                                 ADDRESS
----                                 -------
Alice D. Kornfeld, Esq.              Eisenberg Tanchum & Levy
                                     675 Third Avenue, Suite 2900
                                     New York, New York  10017



                  SIXTH: The corporation has as its purpose the engaging in all lawful business for which corporations may be incorporated under the Business Corporation Law of 1988.

                  SEVENTH:

                  1. The personal liability of the directors of the corporation is limited to the fullest extent permitted by the provisions of the Business Corporation Law of 1988, as the same may be amended and supplemented.

                  2. The corporation shall, to the fullest extent permitted by the provisions of the Business Corporation Law of 1988, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters

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                  referred to in or covered by said provisions, and the
                  indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  3. No shareholders shall have the right to cumulate his votes in any election of directors.

                  4. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting pursuant to the provisions of Section 1766 of the Business Corporation Law of 1988, as the same may be amended and supplemented, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

                  EIGHTH: Each share of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire unissued shares of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares, rights, options, bonds, securities, or obligations of the corporation may be issued, reissued or granted by the Board of Directors, as the case may be, to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms "equity shares" and "voting shares" shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one or more directors.



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                  NINTH: The effective time and date of these Articles of
Incorporation shall be on filing.


Signed on 3 November, 1995.

                                                    /s/ Alice D. Kornfeld
                                                    ---------------------------
                                                        Alice D. Kornfeld, Esq.




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